Exhibit 99.1

KOIL Energy Announces Changes to Its Finance Team

January 15, 2024 – HOUSTON – KOIL Energy Solutions, Inc. (OTCQB: KLNG) today announced the resignation of Mr. Trevor Ashurst from his position as Vice President of Finance and Administration, effective February 1, 2025.

Mr. Erik Wiik, President and CEO of KOIL Energy, expressed his gratitude for Mr. Ashurst's contributions during a transformative period for the company. “Trevor played a crucial role in the rebranding, the establishment of a new state-of-the-art facility, and significantly enhancing our profitability. We extend our best wishes to him in his future endeavors."

To support KOIL’s ongoing growth, the company has partnered with the Executive Search Firm SNRG Corporation to recruit a Chief Financial Officer and a Human Resources Manager.

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About KOIL

KOIL is a leading energy services company offering subsea equipment and support services to the world’s energy and offshore industries. Founded in 1997, the Houston-based company is comprised of world-class experts in engineering and manufacturing who provide innovative solutions to complex customer challenges with a fearless commitment to Energizing the Future. KOIL’s highly experienced team can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world. Visit www.koilenergy.com to learn more.

Investor Relations Contact:

ir@koilenergy.com